Exhibit 23.6

To the Managing Board of Euronext N.V. Beursplein 5 1012 JW AMSTERDAM

Amstelveen, October 27, 2006

Independent Accountants' Consent

        We consent to the use of our report dated September 18, 2006, in Amendment no. 1 to the registration statement on Form S-4 of NYSE Euronext, Inc. with respect to the consolidated balance sheets of Euronext N.V., Amsterdam, The Netherlands and its subsidiaries as of December 31, 2005, 2004 and 2003, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading "Experts" in the Form S-4.

        Our report refers to the early adoption of IFRS 2 "Share-based Payment" as of January 1, 2004. Euronext N.V. adopted IFRS 3 "Business combinations" and the related changes to IAS 36 "Impairment of assets" and IAS 38 "Intangible assets" for all business combinations agreed on or after March 31, 2004. Starting January 1, 2005, Euronext no longer amortizes goodwill relating to acquisitions, made before March 31, 2004. Finally Euronext adopted IFRS 5 "Non-current assets held for sale and Discontinued Operations" as from January 1, 2005.

        Our report also states that International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 3.14 to the consolidated financial statements.

/s/ KPMG Accountants N.V.